Exhibit 99.1

PFSweb, Inc.	PFSW	Q4 2006 Earnings Call	Apr. 2, 2007
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MANAGEMENT DISCUSSION SECTION
Operator: Good afternoon everyone. My name is Mary and I will be your conference operator today. At this time I would like to welcome everyone to the PFSweb Fourth Quarter Year End Earnings Conference Call. [Operator Instructions] Thank you. It is now my pleasure to turn the floor over to your host, Todd Fromer of KCSA. Sir, you may begin your conference.
Todd Fromer, KCSA Worldwide
Thank you, Mary. Good afternoon everyone and welcome to the PFSweb 2006 Fourth Quarter and Year-End Earnings Conference Call. Before we begin, I would like to note that matters discussed on this conference call consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s annual report on Form 10-K for the year ended December 31, 2006, identifies certain factors that could cause actual results to differ materially from those projected in any forward-looking statements made, and investors are advised to review the annual report and the risk factors described therein.
These factors include our ability to retain and expand relationships with existing clients and attract and implement new clients; our reliance on the fees generated by the transaction volume or product sales of our clients; our reliance on our client’s projections or transaction volume or product sales; our dependence upon our agreements with IBM; our dependence upon our agreements with our major clients; our client mix; their business volumes and the seasonality of their business; our ability to finalize pending contracts; the impact of strategic alliances and acquisitions; trends in the market for our services; trends in e-commerce; whether we can continue and manage growth; changes in the trend toward outsourcing; increased competition; our ability to generate more revenue and achieve sustainable profitability; effects of changes in profit margin; the customer and supplier concentration of our business; the unknown effects of possible system failures and rapid changes in technology; trends in government regulation both foreign and domestic; foreign currency risks and other risks of operating in foreign countries; potential litigation; our dependency on key personnel; the impact of new accounting standards and rules regarding revenue recognition; stock options and other matters; changes in accounting rules or the interpretations of those rules; our ability to raise additional capital or obtain additional financing; our ability and the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with debt covenance; relationship with and our guarantees of certain of the liabilities and indebtedness of our subsidiaries; whether outstanding warrants issued in a product placement will be exercised in the future; the transition coffers [ph] resulting from our merger with eCOST; our ability to successfully integrate eCOST into our business to achieve the anticipated benefits of the merger; eCOST’s potential indemnification obligations to its former parent; eCOST’s ability to maintain existing and build new relationships with manufacturers and vendors and the success of its advertising and marketing efforts; and eCOST’s ability to increase its sales revenue and sales margin and improve operating efficiencies.
PFSweb undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.
It is now my pleasure to turn your call over to Mr. Mark Layton, Chairman and Chief Executive officer of PFSweb. Mark, the floor is yours.

PFSweb, Inc.	PFSW	Q4 2006 Earnings Call	Apr. 2, 2007
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Mark C. Layton, Chairman of the Board, Senior Partner, CEO
Thank you, Todd. Catch your breath there. And I’d like to add my welcome to everybody to our Q4 call and year-end conference today. Speaking on the call today will be Mike Willoughby, President of our Services division, and Tom Madden, our Chief Financial Officer. At the end of the call, we’ll be available for questions.
During the call, we’ll give you an overview of the Q4 results as well as our full year 2006 and provide you some detail information on each of the operating segments and some financial guidance regarding our outlook for 2007.
Let me begin by recapping our results for the three months and year ended December 31, 2006, which we released just a few minutes ago. In analyzing these results, I’d like to first point out to you that there are a couple of key points I think are important considerations for you to evaluate in looking at results for ‘06. First, as many of you are aware, back in February of 2006 we acquired the business eCOST.com via a merger transaction. At the time of the transaction, eCOST was a business experiencing certain financial constraints and other operating difficulties that were affecting its overall performance.
Strategically we believe then — and we still strongly believe — that PFSweb has the operational and technology infrastructure and the know how that will allow eCOST.com to return to solid growth and improve the operational performance while also driving a better overall financial performance; however, we spent most of 2006 completing significant integration activities.
Our 2006 financial results reflect significant expenses related to that merger and the integration activities and the large operating losses, which eCOST.com experienced during that transition and from certain credit card fraudulent related events that we discussed on previous calls.
We believe that the eCOST.com business is now stable, and that through our actions the operating losses of eCOST have been significantly reduced, but it’s important as you look at our ‘06 results that you keep that transition period in mind.
Secondly as you look at our results for ‘06, we undertook various actions to reduce the operating losses of the eCOST.com business. Through a reduction of costs and a focus on higher gross margin revenue streams, which in many cases meant that we turned away revenue that we deemed unpalatably, we have been successful in dramatically reducing the break-even point of the eCOST business.
It’s now our believe that eCOST can operate at break even with revenue levels of around 8.5 million per month and adjusted gross margin of about 9%. At this time the run rate level of eCOST is at about 80 million annually; slightly below the break even level, and our gross margin is also slightly below the targeted range as well.
While the eCOST.com business declined this past year in terms of top line results, we believe that the overall help and outlook of eCOST is much improved as compared to the pre-merger period; however, we are required annually to complete an appraisal and evaluation of the intangible assets of each of our businesses including eCOST. After that review, it was determined that the goodwill value of eCOST should be reduced by approximately $3.5 million to adjust it to its fair market value.
This one-time, non-operating, non-cash charge was reported in our Q4 results. So as you evaluate 2006, please keep these 2 points — one the transition expenses and integration activities and secondly this large non-cash charge — as kind of reference point when looking at the ‘06 results.
So with that as a background, let me just give you a little bit of overview of the ‘06 financial results and Tom will give more detail going forward. First on the eCOST side, we certainly have begun to

PFSweb, Inc.	PFSW	Q4 2006 Earnings Call	Apr. 2, 2007
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show some stabilization in that business. The financial results for the fourth quarter really don’t still fairly represent the tremendous changes and progress that we made during ‘06. We believe the results in ‘07 for eCOST will be a much better guide as to the success of our turnaround program.
This program includes significant improvements to more accurately monitor inventory, conduct better customer service activities as reduced the occurrence of fraudulent charges, fraudulent credit card activity in the business. Shipping fees and transportation costs have been reduced, and as I mentioned earlier, overhead costs are down as well. I’ll get into a little bit more detail on some of the eCOST.com business segments later in the call, but we think ‘07 will be a much better year in terms of operating results for eCOST.
As you look at ‘06 financial results on the Service Fee segment side, and Mike will give you more details on this in a minute, there’s really nothing short of an exceptional year on our Service Fee business during 2006. Not only did we expand on a number of existing agreements with clients we also signed a number of new clients in 2006. Our scale within the Services segment continues to grow. During ‘06 we moved about $2.7 billion of merchandise over our infrastructure and technology platform. Our Services segments, PFS and Supplies Distributors combined also had what we believed to be outstanding financial performance during 2006 in the fourth quarter doing EBITDA of about 2.2 million on an adjusted basis, and for the year at about 12.2 million of EBITDA.
Our quality of performance overall remains high. Our financial foundation remains solid and our outlook for the future continues to be exciting. Clearly I’m very pleased with the overall progress and momentum within each of the business segments and I look forward to seeing improvements in our financial results through 2007. I want to take a moment to thank our entire team worldwide for their outstanding commitment and efforts during an important and strategic but also a challenging transition year for us at PFS. Let me now turn the call over to Mike for a couple of minutes, let him give you a few details on the Service Fee and Supplies Distributors segments of our business, or the Services segment and then I’ll be back to give you a little bit more detail on the eCOST business.
Michael Willoughby, Senior Partner – President of Priority Fulfillment Services
Thank you Mark. As I have done on previous calls I’m going to refer to the Supplies Distributors and the Service Fee business collectively as our Service Fee business segment, as Mark alluded to just a moment ago. I do this because they are essentially the same operational business models although they have a different financial model behind them. This quarter we continue to experience a solid year for new business growth within our Services Business segment. PFSweb’s Service Business segment is a recognized leader in the business process outsourcing market and our customers choose us because of our reputation as a specialized global services provider. We have a broad passage to handle their needs. Our solutions aim to improve the quality, productivity, and the reliability of the global supply chain, inventory management and distribution for each of our key partners. The key reason for our success is not just our know-how but also the scale of the business we operate.
As Mark mentioned earlier our platform handled over 2.7 billion in merchandise sales in 2006. By operating at this high level we’re able to offer our clients a wide range of resources that would be totally cost prohibitive for them to obtain and maintain on their own. I’d like to now touch on several exciting new agreements that we announced since our last conference call. This year we closed approximately 15 new contracts that are estimated to be valued at approximately $12 million in annual service fee revenue. This estimate is based on full implementation and current client projections. While we did recognize the benefit of certain of these contracts during calendar year 2006 other contracts are expected to become operational during the first several months of this year. We’re pleased with this level of new business that we’ve achieved as our list of clients grows with widely recognized reputable leading brands and companies including the following. First

PFSweb, Inc.	PFSW	Q4 2006 Earnings Call	Apr. 2, 2007
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Katun Corporation. Under our agreement with Katun who is the world’s latest alternative supplier to office equipment industry we’ll support their Canadian operations through a customized logistic and customer care solution out of our Toronto facilities. Specifically these efforts include inventory management, order fulfillment, traffic management and returns processing services. Katun was the second major announcement for our Canadian operation this year. The first was our agreement to provide a comprehensive e-commerce solution throughout all of Canada for Roots. Roots is Canada’s leading athletic lifestyle brand.
As we announced in September, our expanded program for Roots has been a success and further strengthened our partnership with Roots throughout North America. Considering the announcement of both of these agreements and the potential for additional new contract in the near term, we needed to expand our Canadian headquarters and we moved to a new 22,000 square-foot facility.
This new facility allows us to maintain a strategic location in the outskirts of Toronto. This new location features additional warehousing capacity and an additional 20 call center stations. These provide multi-lingual customers support to both the U.S. and Canadian markets. By expanding this Toronto location and these new client agreements, we believe we will achieve greater scale of operation and improve our ability to offer world-class services in Canada.
I’m moving on to some new agreements that we have in the United States. We previously announced a 5-year agreement with LEGO brand retail. Under the agreement we will serve as LEGO’s fulfillment partner for all direct-to-consumer orders in North America. This includes orders through its web site, shoplego.com, which according to Neilson net ratings experienced an increase of online traffic of 120% during the fourth quarter of 2006.
And the LEGO catalog, which is sent between 750,000 and a million homes eight times a year. As part of this agreement will be maintaining and tracking the inventory to support these outlets in one of our Memphis warehouses. As a global brand, LEGO is an exciting new partnership and we look forward to supporting North American online and catalog sales, which are continually growing.
We also announced an agreement with Fathead, LLC., an official licenser of popular professional sports team memorabilia including NASCAR, NFL, NBA and MLB. As part of this program we be providing a complete order fulfillment solution that will support Fathead’s online sales at Fathead.com, including order fulfillment, inventory management, distribution, returns processing and customer care services.
Most recently, we announced an agreement with Riverbed Technology. They are a market-leading provider of wide area data services. And they’ve continually drawn a lot of attention since their IPO in September 2006. Since announcing this agreement we started the implementation of a custom solution to support their global operation and meet all their supply chain and order fulfillment requirements from our Memphis location.
Due to our consistent flow of new business in the US, we recently finished expanding our customer care and distribution facilities in Plano, Texas and Memphis, Tennessee, in addition to the expansion of our Canadian facility. This included expanding our customer services centers by 170 call seats, bringing the total number of customer care professionals to 480. We have 400 in Plano and about 80 in our Memphis facility.
We expect this steady flow of new business to continue in 2007. And currently our pipeline of potential new business including pending proposals totals about $25 million in annual services. And after this summary of our service fee business opportunities and status, I’m going to turn the floor back over to Mark. Mark.

PFSweb, Inc.	PFSW	Q4 2006 Earnings Call	Apr. 2, 2007
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Mark C. Layton, Chairman of the Board, Senior Partner – Chief Executive Officer
Thank you Michael. Okay let me go now and just provide you a little bit update on the eCOST business. I gave you some results so far, but just to give you a few highlights on the progress that we’ve made with eCOST so far this year. As I stated earlier and we talked about on the last call, we achieved a major milestone this year with the completion of eCOST’s integration into PFSweb in time for the 2006 holiday season. Overall we are pleased with the results for the fourth quarter. Growth still is an area we would like to invigorate more, but for the first holiday season together with eCOST, I’m real happy with what the combined teams have been able to put on the scoreboard for us.
In December we launched a revamped website that has received very positive feedback from customers so far. This is really step one in a series of changes that will continue to happen to the site going forward. There is just a lot of almost ongoing activity out there now in terms of improvements that we are making to the site. Some of the improvements that you have seen so far include easier navigation and enhanced search ability of available products. Most notably customers will notice easier access to about 36 exclusive offers and the daily bargain count down link. While we are pleased with the steps we have taken so far, as I mentioned we have plans to continue to make significant adjustments to the website throughout 2007 in order to enhance the overall shopping experience for our customers and to allow us to begin to expand into other product categories, which was our original plan strategically with the business when we merged back in February of ‘06.
These improvement plans include increased rich content and product review integration, further improvement and enhancements to the navigation of search tools, a complete rework of the My Account and Shopping Cart areas, continued introduction of new payment processing options, all of which we are hopeful to get done in the first half of ‘07.
As part of an ongoing assessment we recently signed a partnership with Etilize, this is a company that specializes in rich product content on technology products with e-commerce websites. As a result of this partnership and the development by our team of a new product that we call EntentePartner Connect, eCOST is in the process of dramatically increasing the number of SKUs that we list and then properly merchandise on our site. We’ve got more than 100,000 different SKUs that are appropriately merchandised on our site. When I say merchandised we are talking about products that are automatically priced correctly to the margin goals that we have, that there are appropriate product descriptions, add-on product information, photos of the product out there on the site. This is one of the major challenges in terms of expanding the scale of products that we offer is to be certain that we can do it in a manner that’s automated so that we have appropriate merchandising information that’s necessary to give consumer buyers the data that they need to make an educated buying decision.
Now we expect the number of SKUs to continue to increase monthly as we introduce new products, new product categories, and other non-merchandise features to the site. These enhancements to the product listing features on the site will also increase the accuracy of new product search modules and improve the search capabilities for specific products. This new platform installed with the assistance of Etilize includes automated checks, which tracks, monitors and reports product data errors and theft and constantly helps us improve the available data on this site.
Additionally during the past several months and this is one of the things we that was a key strategic element for us in terms of when we acquired the business, expanding eCOST is that we successfully implemented several new virtual warehouse partnerships, which are a critical component to our ability to provide customers the best shopping experience and competitive pricing, but also helps us limit our inventory exposure. Once again using the Entente partner connect technology that I just described, this is a critical enabling tool that allows us to scale the

PFSweb, Inc.	PFSW	Q4 2006 Earnings Call	Apr. 2, 2007
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implementation of virtual warehouse partners in their corresponding product lines particularly as we expand outside technology products.
Expanded product offerings would minimize inventory exposure is a critical component to both our revenue growth and our gross profit improvement plans that we targeted for 2007. During last quarter’s conference call, I mentioned that we began construction of a 6,200 square foot, multilingual customer call center in Manila in the Philippines.
This new facility was officially opened this morning as the first PFSweb entity using this location, eCOST will now have a dedicated staff of highly trained customer service representatives who will supplement our existing call center operations here in the U.S. Also at this location we plan on housing certain functional area support personnel as well with an eye towards reducing future operating costs.
In addition, we have employed an expanded staff of web development professionals that will double the overall size of this part of our IT Team and it should allow us to move more quickly and cost effectively to address the numerous development plans that we have for not only the eCOST site, but other web commerce areas in the months to come.
Let me give you just a minute on some of the key operating metrics for eCOST this past quarter. As of the fourth quarter ended December 31, ‘06, eCOST had about 1.6 million total customers. That compares to about 1.4 million total customers in 2005. Active customers for the quarter ending December 31, ‘06, were about 287,000. That compared to about 468,000 to the same period last year.
New customers for the fourth quarter of ‘06 totaled 29,915. That was compared to 71,000 from a year ago and for the 3 months ended December 31, ‘06, eCOST reported a total of 74,000 orders shipped with an average order value of about $272. That compares to about 115,000 orders that were shipped in 2005 with an average order value of about $374.
Ad expenses for the fourth quarter were 438,000. That compared to 1.4 million for the fourth quarter of 2005. The cost to acquire a new customer for the fourth quarter of ‘06 was about $14.63. That compared to $19.39 in the same period a year ago.
The cost to acquire a new customer is calculated by taking the total ad expenses during a period and dividing it by the total number of new customers during that same period. As I have stated previously, we decreased significantly our spending on marketing advertising for eCOST during our restructuring efforts. We are now in the process of re-evaluating and ramping up those efforts as we look into ‘07 now that we are operating on a very solid basis of operations.
Now, let me turn the call over to Tom, who will give you some information on our financials for the fourth quarter and the full-year of ‘06, and then I’ll come back to give you a little bit of information about what we see for guidance for ‘07 and then to address questions. Tommy?
Thomas J. Madden, Senior Partner – Chief Financial Officer and Chief Accounting Officer
Thank you, Mark. First of all before starting I would like to just note that PFSweb 2006 results unless otherwise stated, only include eCOST.com operations from the point when the merger closed on February 1, 2006, through our December 31st Year End. Also PFSweb’s 2005 consolidated results do not include eCOST.com operations. Let me first start by providing a brief overview of our consolidated operating results for the quarter and year-ended December 31, 2006 and then provide some operating highlights for certain business segments, and then I’ll follow that with some key balance sheet items as well.

PFSweb, Inc.	PFSW	Q4 2006 Earnings Call	Apr. 2, 2007
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As reported in our press release issued this after our consolidated revenues for PFSweb for the quarter ended December 31, 2006 were $109 million as compared to 83.4 million for the fourth quarter of 2005. Gross profit for the fourth quarter of 2006 was 9.8 million or 9% of net revenues compared to 8.4 million or 10% of net revenues in the fourth quarter of 2005. Adjusted EBITDA, which is a key metric in evaluating our operational performance and potential was 0.9 million for the December 2006 quarter versus 2.7 million in the prior year. Excluding eCOST operations adjusted EBITDA was 2.5 million for the fourth quarter of 2006, which was relatively consistent with the prior year period. Net loss for the fourth quarter of 2006 was 6.5 million or 14 cents per basic and diluted share as compared to net income of 0.5 million or 2 cents per basic and diluted share for the same period last year. Once again excluding eCOST.com’s operations for the current quarter net loss was approximately 0.7 million, which was down approximately 1.1 million from the fourth quarter last year.
The current year bottom line results for the December quarter include $200,000 of stock-compensation related expenses, which were 0 in the prior year as well as the 3.5 million one-time non-cash goodwill charge for eCOST.com, which Mark discussed earlier as well as increased D&A interest and tax costs in the prior year.
Now turning to the results for the full year our consolidated revenue for calendar year 2006 was 423.3 million compared to 331.7 million in 2005. For comparability purposes excluding eCOST.com revenues for 2006 were 334.9 million, which was a slight increase over the prior year. Gross profit for the full year ended December 31, 2006 was 39.7 million or 9.4% of net revenues compared to 32.5 million or 9.8% of net revenues in 2005. Gross profit for the year in our Service Fee unit was 26.5% of service fee revenue, a slight improvement as compared to the gross margin at 25% of Service Fee revenue in 2005.
Adjusted EBITDA for calendar year 2006 was 2.5 million as compared to 9.5 million in the prior year. Excluding eCOST operations adjusted EBITDA was 12.2 million for 2006, which actually for our Services and Supplies Distributors businesses represented a $2.8 million increase over the prior year, a very strong improvement in those business units year-over-year. Net loss for the year was 14.5 million or 34 cents per basic and diluted share compared to a loss of 0.7 million or 3 cents per share for the prior year. Excluding eCOST.com’s operations for 2006 net income with 1.6 million. Again, an increase with 2.3 million over the prior year for our services and supplies distributors business units even after considering 0.9 million of stock compensation expense in the current year, which was zero in the prior year.
As this results indicate our combined Service Fee and Supplies Distributed businesses performed well comparison to last year. The results in these businesses over achieved our internal goals during this period. Let’s now talk a little bit about the eCOST.com business.
We feel the best way to judge the effect in this in the incremental improvement to eCOST.com’s operations since our merger date is by looking at the sequential quarter-to-quarter results. These improvements are most notable when comparing sales, gross margin percentage as well as cost level. As Mark discussed, our key focus for eCOST.com is to drive revenue growth through an expanded marketing and advertising program effort while maintaining our ongoing cost control measures.
As you evaluate the financial results for eCOST for the December quarter, you will actually see an improved sales performance partially due to the holiday season as compared to the previous quarter. Secondly, eCOST.com’s gross margin is improving. Excluding the negative impact this quarter of selling a higher level of certain aged inventory below cost to reduce our inventory levels, the gross margin for the quarter would have been approximately 8%. An improvement from recent periods, and closer to the near term gross profit goals we have established which as Mark indicated earlier is approximately 9%.

PFSweb, Inc.	PFSW	Q4 2006 Earnings Call	Apr. 2, 2007
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Now we’ll talk a little bit about our consolidated balance sheet and some of the highlights there. From a cash perspective, our consolidated cash positions remain solid with cash equivalent and a restricted cash balances exceeding 17.7 million as of December 31, 2006. Our accounts receivable and inventory levels continue to reflect solid turnover results during this period as well.
From a financing perspective, over the past month we have been successful in either amending or renewing all of our asset-based financing facilities for our Service Fee, Supplies Distributors and eCOST.com businesses. All of these new agreements have terms that are either at or somewhat improved from the prior levels. Now I’d like to turn the call back over to Mark for closing remarks.
Mark C. Layton, Chairman of the Board, Senior Partner
Okay, thank you Tom. So to summarize before I open for questions, obviously 2006 was an important strategic year for us. It was an important — there was a lot of transition activity that went on and as I began the call I think there was a lot of information that needs to be taken into account as you evaluate the ‘06 results.
Again Services business had a great year in ‘06, it was stable throughout the year. We had good growth ahead of our original targets. Over $12 million of EBITDA performance in those two services segments combined. That stable platform and good results from there allowed us to attack the integration activities with eCOST vigorously and to get those under our belt. ‘07 is really now a time for us to turn to the future and we believe that with the multiple markets that we’re now operating in that this whole strategic undertaking we are going after will allow us to produce more consistent revenue growth than we were able to previously target and hopefully better bottom line performance as we look forward to 2007.
Briefly just let me give you some targets that we have in place now for ‘07. We are targeting consolidated revenue excluding past due revenue for 2007 in the range of 420 to $435 million. As Tom spoke in the past, we believe that adjusted EBITDA is the most appropriate measure to gauge the profitability of our business so we will provide our guidance on an EBITDA basis.
On 2007, we are targeting a consolidated, adjusted EBITDA range between 8 and $10 million. Obviously this will mark a significant improvement in our operations from an overall basis. That primarily comes from a significant improvement in our eCOST business and obviously continued strong performance from our service fee and supply distributors business segments.
We expect our capital expenditures for 2007 to be in the 3 to $5 million range. This would exclude any unknown capital expenditure for any new client additions that at this point we have no information on.
That concludes our prepared remarks for today. We hope this information will give you a good backdrop not only about the strategic activities that we undertook in ‘06 and also our plans for ‘07. We are hopeful to get out in the next few months and begin to meet with investors from the Wall Street standpoint and begin to explain information as we think ‘07 will be a good year for us in terms of re-invigorating interest and activity in the PFSweb shares.
So with that information, operator, we will now be available for questions.

PFSweb, Inc.	PFSW	Q4 2006 Earnings Call	Apr. 2, 2007
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QUESTION AND ANSWER SECTION
Operator: Certainly. [Operator Instructions] Our first question comes from Frank Hayden from Hayden Investments. Please go ahead.
<A>: Frank?
Operator: Mr. Hayden, your line is live. Please go ahead. Our next question comes from Greg Fortuna [ph] from Carmen Equities [ph]. Please go ahead.
<Q>: Hello, gentlemen.
<A>: Good afternoon.
<Q>: I am a new shareholder and from where I am sitting I just want to let you know maybe how it sounds. You have a great service fee business and that business is clearly significantly undervalued compared to your competitor’s as I am sure you are aware of that, and you have a business in eCOST that I mean just to name a few highlights you have added a credit card fraud. It sounds like it’s taking up a lot of your time. You are writing down goodwill. If you look through your release, everything says ex- eCOST this will be better, ex- eCOST this will be better, ex-eCOST it’ll be better.
You have already stated, Mark, that you are running below your revenue and margin guidelines. If you announce on this call that you were getting rid of eCOST, the stock would be up a dollar. I think that — I guess my question is and follow-up — is what will it take for you to realize that you are only doing a disservice to shareholders by keeping eCOST and not closing it down?
<A>: Okay. We have made a lot of information about the eCOST business. The challenges that we have in the services business has to do with the consistency of the revenue growth model due to the long lead times in that business. Shareholders were quite vocal about the fact that we needed strategically to find ways to smooth out the growth of that business. We’ve looked at our strengths in technology and in our infrastructure capability and the products segments, us selling products direct was a way for us to be able to address those concerns. We went through a very significant transition period with a business that was in trouble last year. Going forward, we think it will be able to be a business that will contribute significantly. So that’s the strategic plan that we’re on with the business and where we plan to go from there.
<Q>: Okay, but that being said, at this point, there’s probably not too many shareholders who would be unhappy. I mean, right now you’re around four times EBITDA, which is not even — most deals are getting done at double that rate in your space, in your service space. You are killing your business. This is costing money, every call you — I can’t imagine how much time you’re spending on this. I could hear it in all of your voices when you talk about your — the service business is very exciting, even more [audio gap]. When you talk about eCOST it sounds like you just can’t wait to get off the call. [indiscernible] to me, and you know this environment. Your stock is cheap and a lot of shares outstanding, it doesn’t take much for a few shareholders or one shareholder to get together and force a hand. So I still — you didn’t really answer my question. What is it going to take for you to get — close this up, write it off, try to sell it, get rid of it? At what point [indiscernible] make a decision?
<A>: Thank you. Next caller, please.
Operator: Our next question comes from George Walsh from Guilford Securities. Please go ahead.

PFSweb, Inc.	PFSW	Q4 2006 Earnings Call	Apr. 2, 2007
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<Q>: Mark, I’ll take it from a different angle. Just as you go into eCOST here, it seems the driver is you’ve got to get the revenues up and you’ve got to get the traffic up. Let’s take it from element of what to take [ph] really going to do that [ph]. If we go with your expertise that you’ve improved the infrastructure but it’s about the marketing initiatives to really drive the traffic, and what is that going to cost? How soon do you think that can be ramped upwards where it’s meaningful where you don’t have the gap between run rate and the break even point that you have now?
<A – Mark Layton>: Well the big challenge that we’ve had in the business has to do with the fact that the click charges on the shopping bots which was a primary driver of activity to the eCOST Website had gone up significantly in the last 14 months. When we acquired the business last year, we were probably looking at an average of 50 or 60 cents per click. Over the holidays, that got up to over $1.10 per click, and so we have backed way off in terms of that and that has an impact in terms of driving traffic to the site and ultimately on growth. But as I mentioned, our focus has been on reducing the break-even point of the business in ‘06 and not really on revenue growth.
So the short answer to your question is it’s probably not by just increasing ad spend on online advertising. The activity that we’re undertaking right now has to do with the fact of expanding our e-mail marketing. We have done a number of things to try to not only better target e-mails, and much of this has not yet gotten us results because we are just beginning to do this now, as we had begun to focus on growth really only in the last six weeks or so have we gotten our head back on how are we going to grow the business going forward? But targeted e-mail marketing is important for us in terms of — because we see high response [indiscernible] marketing list now.
Secondly is the growth in offline advertising activity. We have made some investments in radio advertising. We’re going to be doing more in the catalog front. That will go out in the next few weeks, where we have seen in the test markets we’ve done this over the last couple of months; good response rates from those types of things. And at this point with the online costs being as high as they are, those are more cost effective customer acquisitions tools for us from there.
Again, we just have not done a lot of investment in new customer acquisition in the last six months as we went through this transition period. Just in the last few weeks we’ve begun to focus attention on what we’re going to do and I’m hopeful that the growth results will come throughout 2007.
<Q>: Okay, do you expect to do any hires in terms of marketing personnel or do you feel you have the people in place that know what to do and to implement the plan and drive it?
<A – Mark Layton>: Well we are using rather than hiring ourselves, we’re using outside, I don’t know if contractors are the right word, but outside agencies that have specialties in certain areas. And so that’s where our focus is at right now. We’ve had a number of people involved in the business and through that have developed the plans that we have put in place. Some of these guys are PhDs that understand the whole direct marketing area. Some of these are guys that have been involved in various successful online stories in the past that have done consulting work for us. And we’re also talking to other companies who specialize in customer acquisition and traffic generation for web sites. And through that we’ve garnered a variety of different things to help drive our strategy for e-commerce growth.
<Q>: Okay, all right, thank you, Mark.
<A – Mark Layton>: Thanks.
Operator: [Operator Instructions] Our next question comes from John Fitzgerald from Bishop, Rosen & Company. Please go ahead.
<Q – John Fitzgerald>: Yes, Mark, throughout the course of ‘07 do you plan to meet capital by going to the markets I guess is the better question?

PFSweb, Inc.	PFSW	Q4 2006 Earnings Call	Apr. 2, 2007
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<A – Tom Madden>: At this point in time we take a look at our available capital to support business and the expanded financing facilities that we have in place. It is not currently expected to go back to market. We will continue to evaluate that.
<Q – John Fitzgerald>: When will it be evaluated again?
<A – Tom Madden>: We continually evaluate that.
<Q – John Fitzgerald>: Then an ongoing basis then? Okay, thank you.
Operator: [Operator Instructions] Our next question comes from Brett Combs [ph] from Combs Produce Company. Please go ahead.
<Q>: Hi guys. What was the net income again for PFSweb in 2006 excluding the eCOST acquisition?
<A – Tom Madden>: Net income excluding eCOST for 2006 was 1.6 million.
<Q>: Thank you.
Operator: We have a follow-up question from George Walsh from Gilbert [ph] Securities. Please go ahead.
<Q>: I did miss this a bit but can you break down a little bit what you use the 3 to 5 million for CapEx what that would entail?
<A – Mark Layton>: Okay, most for certain known clients from the we mentioned earlier that will require some capital expenditure needs as we support them in call center and/or fulfillment operations. In addition we usually have a base of just kind of $2 to 3 million a year in estimate of, I’m going upgrade to our existing infostructure either from an IT standpoint or warehouse compasity in order to insure we’ve got the right tools in place to do the job effectively and efficiently.
<Q>: Okay. Do you get reimbursed for some of that? I thought on a previous caller there’s mention of a certain work into your rates or there’s a reimbursement.
<A>: Right, it depends on the contract scenario, but anytime that a large capital expenditure requirement is being required as a result of a new contract we work with our client to insure that they’re aware of that financial comment on the front end. And that we contract with them to the extent that they leave early from the contract, they have a commitment, if you will to reimburse us for any unamortized costs according with those assets [ph].
<A>: And then we will take the costs of the CapEx and spread it over the term of the contract. In other cases clients buy the Cap themselves so it just, every deal is just a little different.
<Q>: Okay and can you kind of give a reimbursement guidance versus that 3 to 5 million?
<A>: Well all of it, we’ll collect all of it with cost of money.
<Q>: Okay.
<A>: But there’s none of that we’re making investment on our own. It’s just a question of whether we will get it upfront, which is a relatively small percentage of it, or whether we will get it over the life of the contract.

PFSweb, Inc.	PFSW	Q4 2006 Earnings Call	Apr. 2, 2007
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<Q>: Okay.
<A>: On that $2 to 3 million base, most of that is our eternal activity just to again keep our functionality current. Another $2 to 3 million of that 5 would be items compliable [ph] to known new client actively where that activity would be supported by our contract.
<Q>: Okay and those numbers don’t include eCOST CapEx, is that correct? Or that’s in F8 [ph].
<A>: There’s some eCOST, but eCOST right now we’ve got the infostructure in place primarily, the one primary component that we are doing is taking a look from an IT standpoint as we further upgrade the website functionality to support the business.
<A>: But we don’t have any significant eCOST CapEx plans for the year. And they’re also included in that number I think is the work that we are doing in the Philippines, over in the Philippines office.
<Q>: Okay. All right, thank you.
Operator: Gentlemen there appear to be no more questions at this time.
Company Representative
Thank you operator. We appreciate it Mary. Thank you for your time today ladies and gentlemen. Good bye.
Operator: Thank you gentlemen. Thank you everyone. This concludes today’s conference call, you may disconnect your line to descend and please have a wonderful day.
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